FRANCISCO V. AGUILAR
Secretary of State

DEPUTY BAKKEDAHL
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

06/14/2024

Work Order Item Number: W2024061400256 - 3747781
Filing Number: 20244124713
Filing Type: Certificate of Designation
Filing Date/Time: 06/14/2024 08:51:34 AM
Filing Page(s): 5

Indexed Entity Information:

Entity ID: E39717832024-8
Entity Name: Curanex Pharmaceuticals Inc
Entity Status: Active
Expiration Date: None

Commercial Registered Agent
VCORP SERVICES, LLC
701 S. CARSON STREET, SUITE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E39717832024-8
Secretary of State State Of Nevada	Filing Number 20244124713
	Filed On 06/14/2024 08:51:34 AM
	Number of Pages 5

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Curanex Pharmaceuticals Inc Entity or Nevada Business Identification Number (NVID): NV20243089153
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Jun Liu Signature of Officer Date: 06/14/2024

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E39717832024-8
[signature]	Filing Number 20244124713
Secretary of State State Of Nevada	Filed On 06/14/2024 08:51:34 AM
	Number of Pages 5

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Curanex Pharmaceuticals Inc Entity or Nevada Business Identification Number (NVID): E39717832024-8
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Bdqshehb`sd neCdrhfmishnm `mc @ dmcldmsn Cdrhfmishnmnmkx(	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See the attached
7. Withdrawal:	Designation being Withdrawn: Cate of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Cate: 06/14/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CURANEX PHARMACEUTICALS INC

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

CURANEX PHARMACEUTICALS INC, a corporation organized and existing under the laws of the State of Nevada (the "**Corporation**"), does hereby certify as follows:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation (the "**Articles of Incorporation**") authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation ("**Preferred Stock**"), in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series.

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes (the "**NRS**"), the Board, in this Certificate of Designation (the "**Certificate of Designation**"), hereby establishes, expresses and fixes the powers, rights, preferences, powers, restrictions, and limitations, of the Series A Preferred Stock; and be it further

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation, a series of Series A Preferred Stock of the Corporation is hereby created, and that the Corporation is authorized to issue Series A Preferred Stock on the following terms:

****

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated Series A Preferred Stock, par value $0.0001 per share (the "**Series A Preferred Stock**"). The number of shares constituting the Series A Preferred Stock shall be one million (1,000,000); and the stated value shall be $0.0001. No other shares of Preferred Stock shall be designated as Series A Preferred Stock. The Corporation expressly reserves the right to designate other classes or series of Preferred Stock from time to time that are junior to the Series A Preferred Stock, without the consent of the holders of the Series A Preferred Stock.

2. Rank. All shares of the Series A Preferred Stock shall rank (a) senior to any class of securities which is specifically designated as junior to the Series A Preferred Stock (the "**Junior Securities**"); (b) *pari passu* and on parity with the Corporation's shares of common stock, $0.0001

par value per share (the "**Common Stock**") and any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "**Pari Passu Securities**"); and (c) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the "**Senior Securities**"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Voting Rights.

3.1 The shares of Series A Preferred Stock entitle the holders thereof to 40% of the voting power of the Corporation's equity voting stock. The holders of Series A Preferred Stock shall have the right to cast a cumulative total of forty percent (40%) of all votes on all matters submitted to a vote of holders of the Company's common stock, including the election of directors, and all other matters as required by law, with each individual holder of Series A Preferred Stock entitled to cast a proportionate share of such votes. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Company as a single class on all actions to be taken by the common stockholders of the Company, except to the extent that voting as a separate class or series is required by law.

3.2 The affirmative vote of at least a majority of the holders of the issued and outstanding Series A Preferred Stock (the "**Majority Holders**") shall be necessary to:

(a) increase or decrease the par value of the shares of the Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or create, alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be senior to or pari passu with Series A Preferred Stock;

(b) adversely affect the shares of Series A Preferred Stock, including in connection with a merger, recapitalization, reorganization or otherwise;

(c) enter into a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation, or voluntarily liquidate or dissolve;

(d) authorize a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation to another state of the United States); or

(e) increase or decrease the authorized number of shares of the Corporation's Preferred Stock or any series thereof, the number of shares of the Common Stock or any series thereof or the number of shares of any other class or series of capital stock of the Corporation; and

(f) any repurchase or redemption of capital stock of the Corporation except any repurchase or redemption at cost upon the termination of services of a service provider to

the Corporation or the exercise by the Corporation of contractual rights of first refusal as applied to such capital stock.

4. Dividends. The holders of the Series A Preferred Stock shall have no dividend rights.

5. Liquidation Rights. In the event of a merger, sale of substantially all assets or stock, any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall not be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of our Common Stock by reason of their ownership thereof.

6. Redemption. The Series A Preferred Stock is not redeemable.

7. Miscellaneous.

7.1. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

7.2. Notices. Any notices required or permitted to be given under the terms hereof shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications to the Corporation shall be sent to the corporate business address of the Corporation as set by the Board from time to time.

8. Other Preferences and Rights. The shares of the Series A Preferred Stock shall have no other preferences, rights, restrictions or qualifications, except as otherwise provided by law or the Articles of Incorporation.